Filed pursuant to Rule 424(b)(5)
Registration No. 333-174547

The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 22, 2011)

$500,000,000

Lazard Group LLC

        % Senior Notes due 2020

This is an offering by Lazard Group LLC, or “Lazard Group”, of $500,000,000 aggregate principal amount of    % senior notes due 2020 (the “notes”). Lazard Group will pay interest on the notes on                 and                 of each year. The first such interest payment will be made on                 , 2014.

The notes will mature on                , 2020. Lazard Group may, at its option, choose to redeem all or a portion of the notes at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.” In addition, holders may require Lazard Group to repurchase the notes upon the occurrence of a change of control triggering event. The notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be senior unsecured obligations of Lazard Group and will rank equally in right of payment with all of Lazard Group’s existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to any of Lazard Group’s future subordinated indebtedness. The notes will be effectively subordinated to Lazard Group’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. Neither Lazard Ltd nor any of Lazard Group’s subsidiaries will guarantee the notes. The notes will be structurally subordinated to all indebtedness and other liabilities of Lazard Group’s subsidiaries.

Lazard Group does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus and “Item 1A. Risk Factors” on page 15 of Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2012 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	$
Underwriting Discounts and Commissions		%	$
Proceeds to Lazard Group (before expenses)		%	$

(1)	Plus accrued interest, if any, from November , 2013, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its direct participants on or about November    , 2013.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.

Co-Managers

Lazard Capital Markets	BNY Mellon Capital Markets, LLC

The date of this prospectus supplement is November     , 2013.

Prospectus Supplement

Prospectus

No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. We take no responsibility for, nor can we provide any assurance as to the reliability of, any information that others may give you. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the          business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+        ”). You should note that trading of the notes on the date of pricing or the next succeeding          business days may be affected by the T+         settlement. See “Underwriting” for more information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, unless we specify otherwise, when we refer only to the “prospectus,” we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the notes and other information you should know before investing. You should carefully read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference” before investing in the notes.

In this prospectus supplement, unless the context otherwise requires, the terms:

•	“Lazard Group” refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for our businesses,

•

“Lazard Ltd” refers to Lazard Ltd, a Bermuda exempt company, whose shares of Class A common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ.” Lazard Ltd’s subsidiaries include Lazard Group and its respective subsidiaries, and

•	“Lazard,” “we,” “us” and “our” refer to Lazard Group and Lazard Ltd and their subsidiaries.

We prepare our financial statements in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP,” including all of the financial statements incorporated by reference or included in this prospectus supplement. Our fiscal year ends on December 31. In this prospectus supplement, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus supplement or the accompanying prospectus and the sale of the notes in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION

Lazard Group files annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Lazard Group files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lazard Group’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

We maintain a website at http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase the notes.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement specific documents that Lazard Group has filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that Lazard Group files with the SEC (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (which we refer to in this prospectus supplement as the “Exchange Act”)) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the notes offered by this prospectus supplement. This prospectus supplement is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended by Form 10-K/A filed with the SEC on March 19, 2013;

•	Lazard Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Lazard Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013; and

•	Lazard Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference in this prospectus supplement. You can request copies of such documents if you write to us at the following address: Investor Relations, Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020 or call us at (212) 632-6000. You may also obtain copies of any such documents by visiting our website at http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase the notes.

This prospectus supplement and information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to our various SEC filings. The descriptions of these agreements contained in this prospectus supplement or information incorporated by reference herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us at the address or telephone number listed above.

You should rely only upon the information contained in this prospectus supplement and incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement and that any information incorporated by reference is accurate as of any date other than that of the document incorporated by reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any subsequent prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” and Section 21E of the Exchange Act. We have made statements in this prospectus supplement and in the information incorporated by reference in this prospectus supplement under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus supplement and in the information incorporated by reference in this prospectus supplement that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, the numerous risks and uncertainties outlined under the caption “Risk Factors” below and in the documents incorporated by reference into this prospectus supplement, including the following:

•	a decline in general economic conditions or the global financial markets,

•	a decline in overall mergers and acquisitions activity, our share of the mergers and acquisitions market or our assets under management,

•	losses caused by financial or other problems experienced by third parties,

•	losses due to unidentified or unanticipated risks,

•	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

•	competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement or the information incorporated by reference herein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

•	business’ financial goals, including the ratio of awarded compensation and benefits expense to operating revenue,

•	business’ ability to deploy surplus cash through distributions to members, purchases of Lazard Ltd Class A common stock and debt repurchases,

•	business’ ability to offset stockholder dilution through share repurchases,

•	business’ possible or assumed future results of operations and operating cash flows,

•	business’ strategies and investment policies,

•	business’ financing plans and the availability of short-term borrowing,

•	business’ competitive position,

•	future acquisitions, including the consideration to be paid and the timing of consummation,

•	potential growth opportunities available to our businesses,

•	recruitment and retention of our managing directors and employees,

•	potential levels of compensation expense,

•	business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	likelihood of success and impact of litigation,

•	expected tax rates,

•	changes in interest and tax rates,

•

expectations with respect to the economy, securities markets, the market for mergers, acquisitions and strategic advisory and restructuring activity, the market for asset management activity and other macroeconomic and industry trends,

•	effects of competition on our business, and

•	impact of future legislation and regulation on our business.

We are committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard Group and its operating company websites through http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase the notes.

SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference herein.

Business

We are one of the world’s preeminent financial advisory and asset management firms. We have long specialized in crafting solutions to the complex financial and strategic challenges of a diverse set of clients around the world, including corporations, governments, institutions, partnerships and individuals. Founded in 1848 in New Orleans, we currently operate from 40 cities in key business and financial centers across 26 countries throughout Europe, North America, Asia, Australia, the Middle East and Central and South America. We focus primarily on two business segments—Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Lazard Group was formed in Delaware on March 2, 2000 under the name Lazard LLC and was renamed Lazard Group LLC on May 10, 2005. Lazard Ltd was incorporated in Bermuda on October 25, 2004. Our principal executive offices are located in the United States at 30 Rockefeller Plaza, New York, New York 10112, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11 and in the United Kingdom at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-20-7187-2000. Lazard Ltd’s registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, with a general telephone number of (441) 295-1422. We maintain a public website at http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase the notes.

Recent Developments

Lazard Group intends to use the net proceeds from this offering, together with cash on hand, to purchase or redeem all of its outstanding 7.125% senior notes due 2015 (which we refer to as the “2015 Notes”) and to pay fees and expenses related to the foregoing.

On November 6, 2013, Lazard Group commenced a cash tender offer (which we refer to as the “Tender Offer”) for any and all of its outstanding 2015 Notes pursuant to which it is offering to purchase the 2015 Notes on the terms and subject to the conditions described in the offer to purchase and related letter of transmittal delivered to holders of the 2015 Notes on November 6, 2013. The Tender Offer will expire at 5:00 p.m., New York City time, on November 14, 2013, unless extended or terminated earlier by Lazard Group, and is subject to certain conditions, including the closing of this offering. To the extent any of the outstanding 2015 Notes are not tendered and accepted in the Tender Offer, Lazard Group currently intends to redeem or otherwise retire such notes in accordance with the terms of the indenture governing the 2015 Notes. As of September 30, 2013, there was approximately $528.5 million aggregate principal amount of 2015 Notes outstanding.

The Offering

Issuer	Lazard Group LLC.

Securities Offered	$500 million aggregate principal amount of % senior notes due 2020.

Interest Rate	The notes will bear interest at a rate equal to % per annum.

Maturity	, 2020.

Interest Payment Dates	Semi-annually on and of each year, beginning on , 2014.

Ranking	The notes will be senior unsecured obligations of Lazard Group and will:

•	rank equally in right of payment with all of Lazard Group’s existing and future senior unsecured indebtedness;

•	rank senior in right of payment to any of Lazard Group’s future subordinated indebtedness;

•	be effectively subordinated to Lazard Group’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of Lazard Group’s subsidiaries.

As of September 30, 2013, after giving effect to this offering and the application of the estimated net proceeds thereof as described under “Use of Proceeds,” the total outstanding consolidated senior debt of Lazard Group, excluding unused commitments made by lenders, would have totaled approximately $1.0 billion, including, in addition to the notes, $548.4 million of senior unsecured indebtedness of Lazard Group, which ranks equally in right of payment with the notes.

In addition, on September 25, 2012, Lazard Group entered into a $150 million, three-year senior revolving credit facility with a group of lenders (the “Credit Facility”), which expires in September 2015. As of September 30, 2013, no amounts were outstanding under the Credit Facility. Any amounts outstanding under the Credit Facility in the future will be senior unsecured indebtedness of Lazard Group that will rank equally in right of payment with the notes.

Holders of the notes will only be creditors of Lazard Group, and not of its subsidiaries or Lazard Ltd. Neither Lazard Ltd nor any of Lazard Group’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of Lazard Group’s subsidiaries.

Lazard Group’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture governing the notes will not contain any limitations on the amount of additional indebtedness that we may incur. The amount of such indebtedness could be substantial, and such indebtedness may be indebtedness of our subsidiaries, in which case such indebtedness would be structurally senior to the notes. The total balance sheet liabilities of Lazard Group’s subsidiaries as of September 30, 2013, excluding unused commitments made by lenders, totaled approximately $1.0 billion.

See “Description of Notes—Ranking.”

Optional Redemption	The notes will be redeemable, in whole or in part, at any time at a “make-whole” redemption price. In the case of any such redemption, Lazard Group will also pay accrued and unpaid interest, if any, to the date of such redemption. See “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a change of control triggering event, Lazard Group will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that will limit the ability of Lazard Group and its subsidiaries to, among other things:

•	create liens,

•	sell or otherwise dispose of the capital stock of certain subsidiaries, and

•	engage in consolidations and mergers or sell or transfer assets.

All of these limitations are subject to important exceptions and qualifications, described under “Description of Notes—Certain Covenants.”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks that you should consider before investing in the notes.

Absence of Established Trading Market for the Notes	The notes will constitute a new issue of securities for which there is no established trading market. Lazard Group does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. In addition, market making activity will be subject to the limits imposed by the Exchange Act. See “Underwriting.”

Use of Proceeds	Lazard Group estimates that it will receive net proceeds of approximately $ from this offering, after deducting underwriting discounts and commissions and other expenses. Lazard Group intends to use the net proceeds from this offering, together with cash on hand, to purchase or redeem all of its outstanding 2015 Notes and to pay fees and expenses related to the foregoing. See “Summary—Recent Developments.”

Further Issuances	As described under “Description of Notes—Further Issuances,” under the indenture we can issue additional notes at later dates. In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

Trustee	The Bank of New York Mellon.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus and all of the other information set forth in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein before deciding to purchase the notes. For a discussion of the risks related to our business, see “Item 1A. Risk Factors” in Lazard Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by annual, quarterly and other reports and documents it files with the SEC which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following risk factors and the risk factors incorporated by reference into this prospectus supplement and accompanying prospectus describe material risks of which we are aware. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer.

Risks Related to the Offering

There are limited covenants in the indenture.

The indenture governing the notes will not contain any limitations on the amount of additional indebtedness that we may incur. The amount of such indebtedness could be substantial, and such indebtedness may be indebtedness of our subsidiaries, in which case such indebtedness would be structurally senior to the notes. In addition, there are no financial covenants in the indenture.

Lazard Group is the sole obligor under the notes. Neither Lazard Ltd nor Lazard Group’s subsidiaries will guarantee Lazard Group’s obligations under the notes, and they will not have any obligations with respect to the notes. The notes will be effectively subordinated to Lazard Group’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all indebtedness and other obligations of Lazard Group’s subsidiaries.

Lazard Group has no operations of its own and derives all of its revenue and cash flow from its subsidiaries. Neither Lazard Ltd nor Lazard Group’s subsidiaries will guarantee the notes. Lazard Ltd and Lazard Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets will be structurally subordinated to the claims of any subsidiary’s creditors, including trade creditors and holders of debt of those subsidiaries. As a result, the notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of Lazard Group’s subsidiaries. Lazard Group’s subsidiaries have a significant amount of indebtedness. The total balance sheet liabilities of Lazard Group’s subsidiaries as of September 30, 2013, excluding unused commitments made by lenders, totaled approximately $1.0 billion.

Lazard Group may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the indenture.

Upon the occurrence of a change of control triggering event, Lazard Group will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In such circumstances, Lazard Group cannot assure you that it would have sufficient funds available to repurchase the notes in cash at such time. The failure to make such repurchase would result in a default under the indenture. See “Description of Notes — Change of Control.”

There may be no active trading market for the notes.

The notes will constitute a new issue of securities for which there is no established trading market. Lazard Group does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Exchange Act.

Changes in our credit rating may adversely affect your investment in the notes.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

USE OF PROCEEDS

Lazard Group estimates that it will receive net proceeds of approximately $         from this offering, after deducting underwriting discounts and commissions and other expenses.

Lazard Group intends to use the net proceeds from this offering, together with cash on hand, to purchase or redeem all of its outstanding 2015 Notes and to pay fees and expenses related to the foregoing. See “Summary—Recent Developments.”

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges(a) for Lazard Group and its subsidiaries on a consolidated basis.

	Nine Months Ended September 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
	(dollars in thousands)
Operating income (loss)	$144,230	$121,593	$241,791	$246,809	$(181,988)	$42,029
Add—Fixed charges	84,979	116,255	114,998	121,656	132,785	161,665

Operating income (loss) before fixed charges	$229,209	$237,848	$356,789	$368,465	$(49,203)	$203,694

Fixed Charges:
Interest (b)	$66,485	$91,359	$94,211	$102,249	$113,280	$141,413
Other (c)	18,494	24,896	20,787	19,407	19,505	20,252

Total fixed charges	$84,979	$116,255	$114,998	$121,656	$132,785	$161,665

Ratio of earnings to fixed charges	2.70(d)	2.05(e)	3.10	3.03(f)	—(g)	1.26(h)

Deficiency in the coverage of operating income (loss) before fixed charges to total fixed charges					$181,988

Notes (dollars in thousands):

(a)	For purposes of computing the ratio of earnings to fixed charges:
•	earnings for the periods presented represent income before income taxes and fixed charges, and
•	fixed charges represent the interest expense and the portion of rental expense which represents an appropriate interest factor.
(b)	Lazard Group’s policy is to include interest expense on unrecognized tax benefits in income tax expense. Accordingly, such interest expense is not included in the computations of the ratio of earnings to fixed charges.
(c)	Other fixed charges consist of the interest factor in rentals.
(d)	Operating income for the nine months ended September 30, 2013 is presented after giving effect to a charge of $64,703 associated with the cost saving initiatives announced by Lazard Group in October, 2012. Excluding the impact of such charge, the ratio of earnings to fixed charges would have been 3.46.
(e)	Operating income for the year ended December 31, 2012 is presented after giving effect to (i) a charge in the first quarter of $24,659 relating to severance costs and benefit payments associated with staff reductions, including the acceleration of unrecognized amortization expense of deferred incentive compensation previously granted to individuals being terminated, (ii) a charge in the fourth quarter of $102,576 associated with the cost saving initiatives announced by Lazard Group in October, 2012. Excluding the impact of such items, the ratio of earnings to fixed charges would have been 3.14.
(f)	Operating income for the year ended December 31, 2010 is presented after giving effect to (i) a restructuring charge of $87,108 and (ii) a charge of $24,860 relating to the amendment of Lazard Group’s retirement policy with respect to restricted stock unit (“RSU”) awards. Excluding the impact of such items, the ratio of earnings to fixed charges would have been 3.95.
(g)

Operating loss for the year ended December 31, 2009 is presented after giving effect to (i) a restructuring charge of $62,550, (ii) the acceleration of amortization expense of $86,514 relating to the vesting of RSUs held by Lazard Group’s former Chairman and Chief Executive Officer as the result of his death in October 2009 and (iii) the acceleration of amortization expense of $60,512 relating to the accelerated vesting of the unamortized portion of previously awarded deferred cash incentive awards. Excluding the impact of such items, the ratio of earnings to fixed charges would have been 1.21.
(h)	Operating income for the year ended December 31, 2008 is presented after giving effect to a charge of $199,550 relating to the merger of LAZ Sub I, LLC with and into LAM, completed on September 25, 2008. Excluding the impact of such charge, the ratio of earnings to fixed charges would have been 2.49.

CAPITALIZATION

The following table sets forth Lazard Group’s cash and cash equivalents, total debt and capitalization as of September 30, 2013 on (i) an actual basis and (ii) an as adjusted basis to give effect to this offering, including the application of the estimated net proceeds thereof as described under “Use of Proceeds.” The financial data in the following table are derived from our unaudited condensed consolidated statements of financial condition as of September 30, 2013. The following data are qualified in their entirety by our financial statements and other information incorporated by reference herein.

	As of September 30, 2013
	Actual	As Adjusted
	$ in thousands
	(unaudited)	(unaudited)
Cash and cash equivalents	$682,147	$

Debt
Senior debt
Lazard Group 7.125% Senior Notes due 2015	$528,500		$—
Lazard Group 6.850% Senior Notes due 2017	548,350		548,350
Lazard Group Credit Facility	—		—
Notes offered hereby	—		500,000

Total senior debt	1,076,850		1,048,350
Capital lease obligations	16,094		16,094

Total debt	1,092,944		1,064,444
Members’ Equity
Members’ equity (net of 4,741,550 shares of Lazard Ltd Class A common stock at a cost of $149,384 at September 30, 2013)(a)	581,238
Accumulated other comprehensive loss, net of tax	(100,095)

Total Lazard Group LLC Members’ Equity	481,143
Noncontrolling interests	71,087		71,087

Total members’ equity	552,230

Total capitalization	$1,645,174	$

(a)	“As Adjusted” members’ equity reflects the estimated loss on debt extinguishment in connection with the purchase and/or redemption of all of the outstanding 2015 Notes of approximately , net of tax.

DESCRIPTION OF NOTES

We will issue $500 million of     % senior notes due 2020 (which we refer to as the “notes”) under an indenture, dated as of May 10, 2005, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by a supplemental indenture, to be dated the closing date of this offering, setting forth specific terms of the notes. In this description, the words “we,” “us,” “our,” “issuer” and “Lazard Group” refer only to Lazard Group LLC and not to Lazard Ltd or any of Lazard Group’s subsidiaries. When we refer to the indenture in this prospectus, we are referring to the indenture as supplemented by the supplemental indenture.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including, without limitation, the definitions of certain terms in the indenture. Copies of the indenture are available upon request of the issuer at the address indicated under “Where You Can Find More Information.”

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

As described under “—Further Issuances,” under the indenture we can issue additional notes at later dates. In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

General

The notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company (“DTC”), as described under “—Book-Entry, Delivery and Form.”

The Trustee, through its corporate trust office in New York City, will act as our paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 101 Barclay Street, Floor 8 West, New York, New York 10286. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The notes will not be entitled to the benefit of any sinking fund.

Principal, Maturity and Interest

The notes will mature on                , 2020. We are issuing $500 million aggregate principal amount of notes in this offering. Interest on the notes will accrue at a rate of     % per annum and will be payable semi-annually in arrears on                and                of each year beginning on                , 2014. We will pay interest to those persons who are holders of record at the close of business on the                or                immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance of the notes or, if interest has already been paid on the notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the previously issued notes, including for voting purposes.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the note being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on such note (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points.

In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average, as determined by us, of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealers” means Citigroup Global Markets Inc. and Goldman, Sachs & Co., and their respective successors, and any other primary U.S. Treasury dealers we select. If any of the foregoing ceases to be a primary U.S. Treasury dealer in New York City, we must substitute another primary U.S. Treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes of such a redemption shall include the appropriate manner of calculating the redemption price, but does not need to state the redemption price itself. The actual redemption price, calculated in the manner described above, must be set forth in an officers’ certificate delivered to the Trustee no later than two business days prior to the redemption date. Unless we default on payment of the redemption price, interest will cease to accrue on and after the redemption date on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the Trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called (i) if the notes are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

Ranking

The notes will be senior unsecured obligations of Lazard Group and will:

•	rank equally in right of payment with all of our existing and future senior unsecured indebtedness,

•	rank senior in right of payment to any of our future subordinated indebtedness,

•	be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2013, after giving effect to this offering and the application of estimated net proceeds thereof as described under “Use of Proceeds,” the total outstanding consolidated senior debt of Lazard Group, excluding unused commitments made by lenders, would have totaled approximately $1.0 billion, including, in addition to the notes, $548.4 million of senior unsecured indebtedness of Lazard Group, which ranks equally in right of payment with the notes. In addition, on September 25, 2012, Lazard Group entered into a $150 million, three-year senior revolving credit facility with a group of lenders (the “Credit Facility”), which expires in September 2015. As of September 30, 2013, no amounts were outstanding under the Credit Facility. Any amounts outstanding under the Credit Facility in the future will be senior unsecured indebtedness of Lazard Group that will rank equally in right of payment with the notes.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of those subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of Lazard Group, and not of our subsidiaries. Neither Lazard Ltd nor any of our or Lazard Ltd’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred equity interests.

Lazard Group’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional indebtedness that we and our subsidiaries may incur. The amount of such indebtedness could be substantial, and such indebtedness may be indebtedness of our subsidiaries, in which case such indebtedness would be structurally senior to the notes.

The total balance sheet liabilities of Lazard Group’s subsidiaries as of September 30, 2013, excluding unused commitments made by lenders, totaled approximately $1.0 billion.

The notes are obligations exclusively of Lazard Group. All of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws and regulations, including minimum regulatory net capital requirements, restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. In addition, such subsidiaries have entered into and may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to us.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000) of their notes pursuant to the offer described below (a “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties and assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change in Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date not later than the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of

Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in substantial part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than (x) Lazard Ltd and its subsidiaries (including us and our subsidiaries), (y) LAZ-MD Holdings LLC and its subsidiaries or (z) any such person or group a majority of which (measured by reference to beneficial ownership of voting stock) consists of current executive officers, managing directors or other employees of Lazard Ltd and its subsidiaries (including us and our subsidiaries) (any such person or group described in clauses (x), (y) and (z), a “Permitted Holder”), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (x) our membership units representing more than 50% of the voting power of our membership units entitled to vote generally in the election of directors or (y) for so long as Lazard Ltd controls us, common stock of Lazard Ltd representing more than 50% of the voting power of common stock of Lazard Ltd entitled to vote generally in the election of directors of Lazard Ltd;

(2)	the current executive officers, managing directors or other employees of Lazard Ltd and its subsidiaries (including us and our subsidiaries) have become the direct or indirect “beneficial owners,” as defined in Rule 13d-3 under the Exchange Act, of (x) our membership units (or other Capital Stock of our successor) representing more than 75% of the voting power of our membership units (or other Capital Stock of our successor) entitled to vote generally in the election of directors or (y) for so long as Lazard Ltd controls us, common stock of Lazard Ltd representing more than 75% of the voting power of common stock of Lazard Ltd entitled to vote generally in the election of directors of Lazard Ltd; or

(3)	(x) a consolidation or merger involving us or, for so long as Lazard Ltd controls us, Lazard Ltd or (y) a disposition of all or substantially all of our properties and assets to another person, other than the following transactions:

(a)	any transaction undertaken solely for the purpose of changing our or Lazard Ltd’s jurisdiction of organization or legal form;

(b)	any transaction principally relating to a sale of Capital Stock of a Designated Subsidiary to which the covenant entitled “Limitation on Dispositions of Capital Stock of Designated Subsidiaries” is applicable;

(c)	any transaction involving Lazard Ltd, LAZ-MD Holdings LLC or any of their respective subsidiaries (including any of our subsidiaries), so long as such transaction is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or disposing all or substantially all our properties and assets to, any person (other than a Permitted Holder);

(d)	in the case of a transaction involving the merger or consolidation of Lazard Ltd with another person, any transaction pursuant to which holders of Lazard Ltd common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all equity interests entitled to vote generally in the election of directors of the continuing or surviving or successor entity immediately after giving effect to such transaction; or

(e)	in the case of a transaction involving the merger or consolidation of us with another person, any transaction pursuant to which holders of our membership interests immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all equity interests entitled to vote generally in the election of directors of the continuing or surviving or successor entity immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and any successor entity.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc. and any successor entity.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor entity.

The term “person” includes any syndicate or group that would be deemed to be a “person” for purposes of Section 13(d) of the Exchange Act.

The change of control feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of us or Lazard Ltd and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain Covenants

Limitation on Liens

We shall not, and shall not permit any of our Significant Subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, which we refer to in this prospectus supplement as the “Initial Lien,” other than Permitted Liens, securing Debt upon any Capital Stock of any of our Significant Subsidiaries that is owned, directly or indirectly, by us or any of our subsidiaries, in each case whether owned at the date of the original issuance of the notes or thereafter acquired, or any interest therein or any income or profits therefrom unless we have or such subsidiary has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Lazard Group or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

Limitation on Dispositions of Capital Stock of Designated Subsidiaries

This paragraph summarizes the covenant described below, which should be read in its entirety by noteholders. This covenant requires that if Lazard Group or a subsidiary consummates a sale or other disposition of any Capital Stock of a Designated Subsidiary or a Designated Subsidiary issues Capital Stock, in each case to a person other than Lazard Group or a subsidiary of Lazard Group, then:

•	Lazard Group or such subsidiary must receive consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of such Capital Stock, and

•	Lazard Group or its subsidiaries may be required to offer to redeem, repay or reduce commitments in respect of certain indebtedness or invest in additional assets as follows:

Ownership of Class or Series of Capital Stock After Giving Effect to Transaction	Required Action

Greater than 65% Greater than 50% and less than 65%	• None • redeem or repay debt secured by such capital stock, or • reduce commitments under credit facility, or • invest in additional assets, or • offer to purchase notes and other pari passu debt

50% or less

•  if Lazard Group’s senior unsecured debt has at least one investment grade rating: none

•  if Lazard Group’s senior unsecured debt does not have at least one investment grade rating:

•   redeem or repay debt secured by such capital stock, or

•  reduce commitments under credit facility, or

•  offer to purchase notes and other pari passu debt and

•  investment in additional assets not permitted

The amount Lazard Group must use as described above is limited to the fair market value of the consideration attributable to the portion of Capital Stock disposed of in excess of 35% of such class or series of capital stock.

Lazard Group will not, and will not permit any subsidiary to, directly or indirectly, consummate any Designated Subsidiary Stock Disposition unless we or such subsidiary receives consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of the Capital Stock included in such Designated Subsidiary Stock Disposition as determined by our board of directors (acting in good faith).

If Lazard Group or any subsidiary engages in a Designated Subsidiary Stock Disposition, Lazard Group or any subsidiary may apply, at its option, no later than six months following the consummation thereof (or, if later, six months after the execution of any agreement with respect to such application, which agreement is signed within six months of the date of such Designated Subsidiary Stock Disposition) an amount equal to the Disposition Amount to:

(1)	redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(2)	permanently reduce the amount of the loan commitments under the Credit Agreement, or

(3)	reinvest in Additional Assets.

The amount of the Disposition Amount not applied or invested as provided in this paragraph will constitute the “Excess Disposition Amount”.

When the aggregate Excess Disposition Amount equals or exceeds $25.0 million, Lazard Group will be required to make an offer to purchase for cash the notes from all holders and, if applicable, redeem or repay (or make an offer to do so) any other Debt of Lazard Group that is pari passu in payment in right of the notes, which we refer to in this prospectus supplement as the “Pari Passu Debt”, and the provisions of which require Lazard Group to redeem or repay such Debt with the proceeds from or as a result of any Designated Subsidiary Stock Dispositions (or offer to do so), in an aggregate principal amount of notes and such Pari Passu Debt equal to the Excess Disposition Amount as follows:

(1)	Lazard Group will (a) make an offer to purchase for cash (a “Stock Disposition Offer”) the notes to all holders in accordance with the procedures set forth in the indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective principal amounts of the notes and such other Pari Passu Debt required to be redeemed, the maximum principal amount of notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Disposition Amount,

(2)	the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Stock Disposition Offer, plus accrued and unpaid interest thereon, if any, to the date such Stock Disposition Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture and the redemption price for such Pari Passu Debt (the “Pari Passu Debt Price”) shall be as set forth in the related documentation governing such Debt,

(3)	if the aggregate Offered Price of notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the notes, notes to be purchased will be selected on a pro rata basis, and

(4)	upon completion of such Stock Disposition Offer in accordance with the foregoing provisions, the Excess Disposition Amount with respect to which such Stock Disposition Offer was made shall be reset to zero.

To the extent that the sum of the aggregate Offered Price of notes tendered pursuant to a Stock Disposition Offer and the aggregate Pari Passu Debt Price paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto, Lazard Group may use such excess amount for general corporate purposes, subject to the provisions of the indenture.

Lazard Group will not, and will not permit any subsidiary to, directly or indirectly, consummate any Deconsolidating Disposition unless:

(1)	Lazard Group or such subsidiary receives consideration at the time of such Deconsolidating Disposition at least equal to the fair market value of the Capital Stock as determined by our board of directors (acting in good faith) included in such Deconsolidating Disposition, and

(2)	if, immediately after giving effect to such Deconsolidating Disposition and the application of the proceeds therefrom, none of the ratings assigned to the senior unsecured debt securities of Lazard Group by Moody’s, Fitch and S&P are Investment Grade, then no later than 30 business days following the consummation of such Deconsolidating Disposition or, if later, 30 business days following the related ratings action, Lazard Group applies an amount equal to the Disposition Amount to:

(A)	redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(B)	permanently reduce the amount of the loan commitments under the Credit Agreement, or

(C)	conduct a Stock Disposition Offer in accordance with the terms of the indenture described above.

In the event of the transfer of substantially all (but not all) of the assets of Lazard Group as an entirety to a person in a transaction covered by and effected in accordance with the covenant described under “—Merger, Consolidation or Sale of Assets”, the Surviving Person shall be deemed to have sold for cash at fair market value the Capital Stock of the Designated Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Designated Subsidiary Stock Disposition or Deconsolidating Disposition (with such fair market value being deemed to be the Disposition Amount for such purpose).

We will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Stock Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture by virtue of this compliance.

The covenant described above shall terminate and shall cease to be in effect, operative and binding upon the earlier to occur of the following: (i) there are no 6.85% senior notes due 2017 (the “2017 Notes”) outstanding and (ii) section 4.08 (Limitations on Dispositions of Capital Stock of Designated Subsidiaries) of the indenture governing the 2017 Notes ceases to be in effect, operative or binding.

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means Capital Stock of an entity primarily engaged in or related to, or property used or useful in, the investment banking or asset management businesses engaged in by Lazard Group and its subsidiaries on the issue date of the notes.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including preferred stock (other than, solely for the purposes of the covenant described under “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries”, preferred stock that is nonparticipating, nonvoting and nonconvertible), and including any debt security convertible or exchangeable into such equity interest.

“Credit Agreement” means the Senior Revolving Credit Agreement, dated as of September 25, 2012, among Lazard Group, the several Banks from time to time parties thereto, and Citibank, N.A., as Administrative Agent, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Debt” means, with respect to any person (without duplication):

(a)	the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable,

(b)	all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person,

(c)	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(d)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(e)	all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee,

(f)	all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person), and

(g)	to the extent not otherwise included in this definition, obligations pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement of such person.

“Deconsolidating Disposition” means the sale or other disposition of any Capital Stock of a Designated Subsidiary by Lazard Group or a subsidiary of Lazard Group or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, Lazard Group and its subsidiaries own 50% or less of any series or class of the Capital Stock of such Designated Subsidiary.

“Designated Subsidiary” means Lazard Freres & Co. LLC, Lazard Asset Management LLC, Lazard & Co., Limited and Compagnie Financière Lazard Frères SAS and each of their respective successors.

“Designated Subsidiary Stock Disposition” means the sale or other disposition of any Capital Stock of a Designated Subsidiary by Lazard Group or a subsidiary of Lazard Group or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, Lazard Group and its subsidiaries own less than 65% of each series or class of the Capital Stock of such Designated Subsidiary but greater than 50% of each series or class of the Capital Stock of such Designated Subsidiary.

“Disposition Amount” means the amount of cash and the fair market value of any other consideration received in a Designated Subsidiary Stock Disposition or Deconsolidating Disposition, in each case net of:

(1)	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition or Deconsolidating Disposition,

(2)	provisions for taxes payable as a result of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition or Deconsolidating Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), and

(3)

the amount of any payments that Lazard Group estimates in good faith will be required to be made in respect of contingent liabilities directly attributable to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition and retained by Lazard Group or any subsidiary after such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, provided that any amount remaining after adjustments, revaluations or liquidations of such contingent liabilities shall constitute a Disposition Amount, provided, however, that if immediately prior to giving effect to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, Lazard Group and its subsidiaries own in excess of 65% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, the “Disposition Amount” shall be limited to the portion of the amount of cash and the fair market value of any other consideration attributable to the Capital Stock sold, otherwise disposed of or issued that corresponds to the difference between 65% and the percentage of such class or series of Capital Stock owned by Lazard Group and its subsidiaries after giving effect to such Designated Subsidiary Stock Disposition. Accordingly, if immediately prior to giving effect to a Designated Subsidiary Stock Disposition, Lazard Group and its subsidiaries own 75% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock

Disposition and after giving effect to such Designated Subsidiary Stock Disposition, Lazard Group and its subsidiaries own 60% of such class or series of Capital Stock, the Disposition Amount shall equal one-third of the amount of cash and the fair market value of any other consideration received in such Designated Subsidiary Stock Disposition, in each case reduced by the one-third of the amounts referred to in clauses (1), (2) and (3) above.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, or BBB- (or the equivalent) by S&P.

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Permitted Liens” means:

(a)	Liens on the Capital Stock of a person at the time such person becomes a subsidiary of Lazard Group; provided that any such Lien may not extend to any other property of Lazard Group or any other subsidiary of Lazard Group that is not a direct subsidiary of such person; provided further that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a subsidiary of Lazard Group,

(b)	Liens on the Capital Stock of any subsidiary of Lazard Group to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) above; provided that any such Lien shall be limited to all or part of the same Capital Stock that secured the original Lien and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)	the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a) above at the time the original Lien became a Permitted Lien under the indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred in connection with such refinancing, and

(c)	Liens securing Debt of any subsidiary of Lazard Group owing to Lazard Group.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of Lazard Group within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Merger, Consolidation or Sale of Assets

The indenture provides that Lazard Group shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned subsidiary into Lazard Group) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(a)	Lazard Group shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than Lazard Group) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the U.S., any State thereof, the District of Columbia, Australia, Bermuda, Canada, Japan, Sweden, the U.K. or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004,

(b)	the Surviving Person (if other than Lazard Group) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Lazard Group,

(c)	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing,

(d)	Lazard Group shall deliver, or cause to be delivered, to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with, and

(e)	Lazard Group shall have delivered to the Trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of Lazard Group, which property, if held by Lazard Group instead of such subsidiaries, would constitute all or substantially all the property of Lazard Group on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of Lazard Group.

Additional Amounts

If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation or Sale of Assets” applies, the Surviving Person is organized other than under the laws of the U.S., any state thereof or the District of Columbia, all payments made by the Surviving Person under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus as the “Taxes,” imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus as a “Taxing Jurisdiction,” unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the notes, the Surviving Person will pay such additional amounts, which we refer to in this prospectus supplement as “Additional Amounts,” as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and a Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the Surviving Person’s country of incorporation of such note); (2) any Taxes that are imposed or withheld by reason of the failure by the relevant holder or the beneficial owner of the notes to comply with a written request of the Surviving Person addressed to such holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of such holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the applicable Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such Taxes; (3) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal

Revenue Code of 1986, as amended (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements (including any law implementing any such agreement) entered into in connection with the implementation thereof (collectively, “FATCA”); or (4) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; nor shall the Surviving Person be required to pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.

The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the notes.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1)	a default in payment of the principal amount or redemption price with respect to any note when such amount becomes due and payable,

(2)	our failure to pay interest (including additional interest, if applicable) on any note within 30 days of when such amount becomes due and payable,

(3)	our failure to comply with any of our covenants or agreements in the indenture or the notes (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below,

(4)	a default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the Trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding,

(5)	any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect, and

(6)	certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

A default under clause (3) is not an event of default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to us in writing (and to the Trustee, if given by holders of such notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee and to the other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the Trustee written notice of a continuing event of default,

(b)	the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered indemnity to the Trustee reasonably satisfactory to it to institute such proceeding as Trustee, and

(c)	the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

The indenture provides that if a default with respect to the notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the default within 90 days after it occurs. The Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding notice is in the interests of the holders of the notes.

The indenture requires us to furnish to the Trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the Trustee written notice in the form of an officer’s certificate a statement specifying its status and what actions we are taking or propose to take with respect thereto.

Modification and Waiver

Modifications and amendments of the indenture or the notes may be made by us and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment.

No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver,

•	reduce the rate of or extend the time of payment for interest on any note,

•	reduce the principal amount or extend the stated maturity of any note,

•	reduce the redemption price of any note or add redemption provisions to the notes,

•	make any note payable in money other than that stated in the indenture or the note, or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.

Without the consent of any holder, we and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

The holders of at least a majority in principal amount of the outstanding notes affected may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance

We may terminate at any time all our obligations with respect to the notes and the indenture, which we refer to in this prospectus supplement as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We may also terminate at any time our obligations with respect to the notes under the covenant described under “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” and the covenant described under “—Limitation on Liens,” which we refer to in this prospectus supplement as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clause (3) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” or “—SEC Reports.”

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

(a)	we irrevocably deposit in trust with the Trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the notes to maturity,

(b)	we deliver to the Trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity,

(c)	123 days pass after the deposit is made and during the 123-day period no default described in clause (6) under “—Events of Default” occurs with respect to Lazard Group or any other person making such deposit which is continuing at the end of the period,

(d)	no default or event of default has occurred and is continuing on the date of such deposit,

(e)	such deposit does not constitute a default under any other agreement or instrument binding us,

(f)	we deliver to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940,

(g)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(1)	we have received from the IRS a ruling, or

(2)	since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,

(h)	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(i)	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge of the Indenture

When (i) we deliver to the Trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case we pay all other sums related to the notes payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on our demand accompanied by an officers’ certificate and an opinion of counsel of Lazard Group.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), that are incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the TIA), it must eliminate such conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation (and not a foreign private issuer) subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we will not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes initially will be represented by one or more notes in registered, global form without interest coupons, which we collectively refer to in this prospectus supplement as the “Global Notes.” The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the issuer that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations, which we refer to in this prospectus supplement as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, which we refer to in this prospectus supplement as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the notes represented by such Global Note. Such accounts shall be designated by the holders of notes. Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC and, if applicable, Euroclear or Clearstream. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Under the terms of the indenture, the issuer and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes, or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The issuer expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The issuer understands that under existing industry practices, in the event that the issuer requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a)	DTC notifies the issuer that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the issuer fails to appoint a successor depositary within 90 days after the date of such notice,

(b)	the issuer in its discretion at any time determines not to have all the notes represented by such Global Note, or

(c)	there shall have occurred and be continuing an event of default with respect to the notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes:

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the issuer maintained for such purposes, and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes, although the issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you purchase the notes for cash in the initial offering at their issue price, that is, the first price at which a substantial amount of the notes is sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for money, and you hold the notes as capital assets (generally, for investment). In particular, this summary does not apply to you if you are a member of a special class of holders subject to special tax rules, including:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding the notes as part of a straddle, hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for the alternative minimum tax,

•	U.S. individual or corporate expatriates,

•	entities treated as “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes,

•	partnerships or other pass-through entities (or investors in partnerships or pass-through entities), or

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, published rulings, court decisions and other official guidance, all as in effect on the date hereof. These laws are subject to change or different interpretation, possibly retroactively. This summary does not address the tax consequences to subsequent purchasers of the notes, and it does not discuss any state, local or foreign tax considerations; nor does it address the applicability of the U.S. federal gift and estate tax.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the notes and you are:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a U.S. person under the Code.

If a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partnership. If you are a partner in a partnership holding the notes, you should consult your own tax advisors.

A beneficial owner of a note that is not a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a U.S. holder is referred to herein as a “non-U.S. holder.”

If you are considering the purchase of the notes, you should consult with your own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and selling the notes in your particular circumstances.

U.S. Holders

Payment of Interest

We expect that the first price at which a substantial amount of the notes is sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the notes or an amount which is a de minimis discount thereto. Thus, the stated interest payments on the notes generally will be taxable to you as ordinary income at the time you accrue or receive such payments in accordance with your regular method of accounting for U.S. federal income tax purposes.

Payment of Additional Amounts

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. Under U.S. Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income a holder recognizes, in advance of the payment of such excess amounts, if there is only a remote chance as of the date the notes were issued that the holder would receive such amounts. We intend to take the position that any payment of such excess amounts should be taxable to a holder when received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. This position (and this summary) are based in part on the assumption that, as of the date of the issuance of the notes, the likelihood that we will be obligated to pay any such excess amounts is remote. Our determination that these contingencies are remote is binding on a holder unless the holder discloses a contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service, or “IRS.” In the event a contingency occurs, it could affect the amount and timing of the income that a holder must recognize.

Sale or Retirement of Notes

Unless a nonrecognition rule applies, upon the sale, exchange, redemption or other disposition of a note, you will recognize taxable gain or loss equal to the difference, if any, between your amount realized on such disposition (less any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable to you as interest and not as sales proceeds) and your tax basis in your note. Your tax basis in your note will generally be your cost of purchasing your note.

Your gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange or redemption of the note, you held the note for more than one year. Long-term capital gains of individuals are generally taxed at preferential rates, while the deductibility of capital losses against ordinary income is subject to limitations.

Non-U.S. Holders

Interest

In general, the 30% U.S. federal withholding tax will not apply to any payment of interest on the notes, provided that:

•	you do not own (or constructively own) 10% or more of the total combined capital or profits interest of Lazard Group within the meaning of the Code and the U.S. Treasury regulations,

•	you are not a controlled foreign corporation related, directly or indirectly, to us (as determined under the rules of the Code and the U.S. Treasury regulations),

•	you are not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Code,

•

(i) you provide your name, address and certain other information on an appropriate IRS Form W8-BEN (or suitable substitute form), and certify, under penalties of perjury, you are not a United States person or (ii) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied, and

•

such payments are not effectively connected with your conduct of a trade or business in the United States (and, if you are eligible for and claim the benefits of an applicable income tax treaty, you do not have a U.S. permanent establishment).

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you qualify for a reduced rate of withholding under an income tax treaty or the payments are exempt from withholding because they are effectively connected with your conduct of a trade or business in the U.S. (and, where an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by you) and you satisfy the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% U.S. federal withholding tax under an applicable income tax treaty, you must provide a properly executed appropriate IRS Form W-8BEN (or suitable substitute form). In order to claim that the interest payments are exempt from withholding tax because they are effectively connected with your conduct of a trade or business in the U.S., you must provide an IRS Form W-8ECI (or suitable substitute form). If you are eligible for a reduced rate of (or exemption from) U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Payment of Additional Amounts

As discussed in the section with respect to U.S. holders, we intend to take the position that there is only a remote chance as of the date the notes are issued that the holder will receive amounts in excess of stated interest or principal on the notes, and, therefore, such amounts should not be taken into account unless and until this contingency occurs.

Sale or Retirement of Notes

If you sell a note or a note is redeemed, you will not be subject to U.S. federal income tax on any gain unless:

•	your gain is effectively connected with a trade or business that you conduct within the U.S., or

•

absent relief under an applicable income tax treaty, you are an individual and you are present in the U.S. for 183 days or more during the taxable year in which you dispose of the note, and certain other conditions are satisfied. If you are such an individual, then you may offset any such gain on disposition with your U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the U.S., and your investment in a note is effectively connected with such trade or business, you will be exempt from the 30% U.S. federal withholding tax on interest (provided a certification requirement, generally an IRS Form W-8ECI, is met), but you will instead generally be subject to regular U.S. federal income tax on a net income basis on any interest and gain with respect to such note in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of your dividend equivalent amount for the taxable year that is effectively connected with your conduct of a trade or business in the U.S. If you are eligible for the benefits of an income tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the U.S.

Information Reporting and Backup Withholding

If you are a U.S. holder, then information reporting requirements generally will apply to certain payments to you of interest and principal on, and proceeds received from the sale of, a note, unless you are an exempt recipient, such as a corporation. In addition, backup withholding may apply to such payments or proceeds if you fail to furnish the payor with your correct taxpayer identification number or other required certification or if you have been notified by the IRS that you are subject to backup withholding for failing to report interest or dividends required to be shown on your U.S. federal income tax returns.

In general, if you are a non-U.S. holder, then you will not be subject to backup withholding with respect to interest or principal payments on the notes if you have provided the statement described above under “—Non-U.S. Holders—Interest” and the payor does not have actual knowledge or reason to know that you are a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of a note made within the U.S. or conducted through certain U.S. financial intermediaries if the payor received the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. You should consult your tax advisors regarding the application of information reporting and backup withholding in your particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available. In certain circumstances, your name and address and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”), withholding tax at a rate of 30% generally is imposed on interest paid on a debt obligation on or after July 1, 2014, and on the gross proceeds from the sale of a debt obligation on or after January 1, 2017, if such debt obligation is held by or through certain foreign financial institutions (including investment funds) and certain other non-U.S. entities, unless such institution or entity enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. However, this 30% withholding obligation generally does not apply to interest income in respect of, and gross proceeds from the sale of, a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the U.S. Treasury regulations) after such date. Accordingly, this 30% withholding obligation will not apply to amounts paid in respect of the notes unless the terms of the notes undergo a “significant modification” on or after July 1, 2014. In the event any withholding under FATCA is required or advisable with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
Lazard Capital Markets LLC
BNY Mellon Capital Markets, LLC

Total		$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $         per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Lazard Group
Per note		%

We estimate that our total expenses for this offering will be $4.5 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the          business day following the date of the pricing of

the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding          business days will be required, by virtue of the fact that the notes initially will settle in T+        , to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. An affiliate of Citigroup Global Markets Inc. is the administrative agent and a lender under our existing credit agreement. In addition, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as dealer managers for our offer to purchase the 2015 notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Lazard Capital Markets LLC is participating as an underwriter in this offering. Pursuant to the Business Alliance Agreement that Lazard Group has entered into with LFCM Holdings (the parent of Lazard Capital Markets LLC), Lazard Group will be entitled to receive approximately half of the revenue obtained by Lazard Capital Markets LLC in connection with this offering. See “Certain Relationships and Related Transactions, and Director Independence—Business Alliance Agreement” in Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

An affiliate of BNY Mellon Capital Markets, LLC, one of the underwriters, is acting as trustee for the notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Cravath, Swaine & Moore LLP, and for the underwriters by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Lazard Group’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

The securities covered by this prospectus may be sold from time to time by Lazard Group LLC. We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus and the risks described in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution”. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Prospectus dated July 22, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, which we refer to in this prospectus as the “SEC”, using the “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference under the heading “Incorporation of Certain Documents by Reference” and the additional information described under the heading “Where You Can Find More Information”.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus, unless the context otherwise requires, the terms:

•	“Lazard Group” refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for our businesses,

•

“Lazard Ltd” refers to Lazard Ltd, a Bermuda exempt company, whose shares of Class A common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ”. Lazard Ltd’s subsidiaries include Lazard Group and its respective subsidiaries, and

•	“Lazard”, “we”, “us” and “our” refer to Lazard Group and Lazard Ltd and their subsidiaries.

References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference or included in this prospectus, in conformity with accounting principles generally accepted in the U.S., or “U.S. GAAP”. We have a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the U.S.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus, including Lazard®, are the property of, and are used with the permission of, our subsidiaries.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

LAZARD GROUP LLC

We are one of the world’s preeminent financial advisory and asset management firms and have long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We currently operate from 41 cities in key business and financial centers across 26 countries throughout Europe, North America, Asia, Australia, the Middle East and Central and South America. We focus primarily on two business segments—Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Our principal executive offices are located in the United States at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11 and in the U.K. at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-207-187-2000. We maintain an Internet site at http://www.lazard.com. Our website, and the information contained on, or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities.

RISK FACTORS

Before you invest in securities issued by Lazard Group, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus,

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities,

•

the risks described in our Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q, which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and

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other risks and other information that may be contained in, or incorporated by reference from other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act”, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”. We have made statements in this prospectus and in the information incorporated by reference in this prospectus under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and in other sections of this prospectus and of the information incorporated herein by reference that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors”, including the following:

•	a decline in general economic conditions or the global financial markets,

•	losses caused by financial or other problems experienced by third parties,

•	losses due to unidentified or unanticipated risks,

•	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

•	competitive pressure on our businesses and on our ability to retain our employees.

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

•	business’ possible or assumed future results of operations and operating cash flows,

•	business’ strategies and investment policies,

•	business’ financing plans and the availability of short-term borrowing,

•	business’ competitive position,

•	future acquisitions, including the consideration to be paid and the timing of consummation,

•	potential growth opportunities available to our businesses,

•	recruitment and retention of our managing directors and employees,

•	target levels of compensation expense,

•	business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	likelihood of success and impact of litigation,

•	expected tax rates,

•	changes in interest and tax rates,

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expectations with respect to the economy, securities markets, the market for mergers, acquisitions and strategic advisory and restructuring activity, the market for asset management activity and other industry trends,

•	effects of competition on our business, and

•	impact of future legislation and regulation on our business.

We are committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC, which we refer to in this prospectus as “LAM”, and its subsidiaries. Monthly updates of these funds are posted to the LAM website (http://www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard Group and its operating company websites through http://www.lazard.com. Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, repayments of indebtedness or for such other purposes as may be specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Lazard Group and its subsidiaries on a consolidated basis for the periods indicated.

For purposes of computing the ratio of earnings to fixed charges:

•	earnings represent income before income taxes and fixed charges; and

•	fixed charges represent the interest expense and the portion of rental expense which represents an appropriate interest factor.

	For the Three Months Ended March 31,	For the Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	3.52	3.03	—	1.26	3.82	3.79
Deficiency in the coverage of operating income (loss) before fixed charges to total fixed charges (dollars in thousands)			$181,988

DESCRIPTION OF SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities”. The debt securities may be exchangeable for Class A common stock of Lazard Ltd; provided that, at the time of sale of the applicable debt securities, any such common stock shall have been registered under the Securities Act pursuant to an effective registration statement of Lazard Ltd. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

The senior debt securities and the subordinated debt securities may be issued under the indenture, dated as of May 10, 2005, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture, or may be issued under an indenture to be entered into between us and the trustee named in the prospectus supplement, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part. If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture. When we refer to the indenture in this prospectus, we are referring to the applicable indenture, as supplemented by any supplemental indenture. The following summary is of certain provisions of the form of indenture and certain general features of the senior debt securities and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”), as amended. If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description. In this description, the words “we”, “us”, “our” and “Lazard Group” refer only to Lazard Group LLC and not to Lazard Ltd or any of Lazard Group’s subsidiaries.

General

The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	the title,

•	any limit on the amount that may be issued,

•	the indenture, including any supplemental indenture, under which the debt securities will be issued,

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be,

•	the maturity date,

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt,

•	any guarantees,

•	any provisions relating to the exchangeability into Class A common stock of Lazard Ltd,

•	the terms of the subordination of any series of subordinated debt,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions,

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities,

•	whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness,

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities,

•	the denominations in which we will issue the series of debt securities, and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

One or more series of debt securities may be sold at a discount below or premium above their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below or above market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Lazard Group, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name.

Exchangeable Debt Securities

The prospectus supplement will describe, if applicable, the terms on which the debt securities will be exchangeable into Class A common stock of Lazard Ltd. Any Class A common stock of Lazard Ltd that will be issued in exchange for debt securities sold under this prospectus will be registered under the Securities Act, pursuant to an effective registration statement of Lazard Ltd. The prospectus supplement will describe how the number of shares of Class A common stock of Lazard Ltd to be received would be calculated and the anti-dilution protections, if any.

Certain Covenants

The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement.

Merger, Consolidation or Sale of Assets

Lazard Group shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned subsidiary into Lazard Group) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(a) Lazard Group shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than Lazard Group) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the U.S., any State thereof, the District of Columbia, Australia, Bermuda, Canada, Japan, Sweden, the U.K. or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004,

(b) the Surviving Person (if other than Lazard Group) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Lazard Group,

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of Lazard Group, such property shall have been transferred as an entirety or virtually as an entirety to one person and/or such person’s subsidiaries,

(d) immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing,

(e) Lazard Group shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with, and

(f) Lazard Group shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of Lazard Group, which property, if held by Lazard Group instead of such subsidiaries, would constitute all or substantially all the property of Lazard Group on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of Lazard Group.

Additional Amounts

If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation or Sale of Assets” applies, the Surviving Person is organized other than under the laws of the U.S., any state thereof or the District of Columbia, all payments made by the Surviving Person under, or with respect to, the debt securities will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus as the “Taxes”, imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus as a “Taxing Jurisdiction”, unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the debt securities, the Surviving Person will pay such additional amounts, which we refer to in this prospectus as “Additional Amounts”, as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the debt securities.

Events of Default

Each of the following constitutes an event of default with respect to a series of debt securities:

(1) a default in payment of the principal amount or redemption price with respect to any debt security when such amount becomes due and payable,

(2) our failure to pay interest (including additional interest, if applicable) on any debt security within 30 days of when such amount becomes due and payable,

(3) our failure to comply with any of our covenants or agreements in the indenture or the debt securities (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below,

(4) a default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding,

(5) any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect, and

(6) certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default”.

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default,

(b) the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee, and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Modification and Waiver

Modifications and amendments of the indenture as it applies to a series of debt securities may be made with the consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

No such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver,

•	reduce the rate of or extend the time of payment for interest on any debt security,

•	reduce the principal amount or extend the stated maturity of any debt security,

•	reduce the redemption price of any debt security or add redemption provisions to any debt security,

•	make any debt security payable in money other than that stated in the indenture or the debt security, or

•	impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

Without the consent of any holder, we and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

The holders of at least a majority in principal amount of the then outstanding debt securities of a series affected may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

Defeasance

We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as “legal defeasance”, except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as “covenant defeasance”, except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of

Default” will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in clause (3) under “—Events of Default”.

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

(a) we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity,

(b) we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity,

(c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (6) under “—Events of Default” occurs with respect to Lazard Group or any other person making such deposit which is continuing at the end of the period,

(d) no default or event of default has occurred and is continuing on the date of such deposit,

(e) such deposit does not constitute a default under any other agreement or instrument binding us,

(f) we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940,

(g) in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

(1) we have received from the IRS a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,

(h) in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(i) we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers’ certificate and an opinion of counsel of Lazard Group.

Regarding the Trustee

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the TIA that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the TIA), it must eliminate such conflict or resign.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Provisions Applicable Only To Subordinated Debt Securities

As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Lazard Group, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market or (c) in transactions otherwise than on such exchanges or in the over-the-counter market.

We and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to such underwriters. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than eight percent for the sale of any securities being registered pursuant to SEC Rule 415.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities issued hereunder may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

WHERE YOU CAN FIND MORE INFORMATION

Lazard Group files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Lazard Group files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lazard Group’s SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov.

We maintain an Internet site at http://www.lazard.com. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities.

You should rely only upon the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus specific documents that Lazard Group has filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that Lazard Group files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):

•	Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2010,

•	Lazard Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and

•	Lazard Group’s Current Reports on Form 8-K, dated February 23, 2011 and April 4, 2011.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020, (212) 632-6000, or you may visit our website at http://www.lazard.com for copies of any of such documents. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities.

This prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to our various SEC filings, as well as certain agreements that we will enter into in connection with the sales. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us in the manner specified above.

You should rely only upon the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any subsequent prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, unless otherwise indicated in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Lazard Group LLC’s Annual Report on Form 10-K and the effectiveness of Lazard Group LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$500,000,000

LAZARD GROUP LLC

        % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

November     , 2013

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.

Co-Managers

Lazard Capital Markets	BNY Mellon Capital Markets, LLC